 SECURITIES AND EXCHANGE COMMISSION

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Spirit Airlines, Inc.

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JetBlue Airways Corporation

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Filed by JetBlue Airways Corporation

Pursuant to Rule 14a-12 under the

Securities Exchange Act of 1934, as amended

Subject Company: Spirit Airlines, Inc.

Commission File No.: 001-35186

Date: May 2, 2022

The following is a letter sent from JetBlue Airways Corporation (“JetBlue”) to the board of directors of Spirit Airlines, Inc. (“Spirit”) containing JetBlue’s enhanced superior proposal to acquire all of the outstanding shares of common stock of Spirit.

Subject to Contract

H. McIntyre Gardner

Chairman of the Board

Edward M. Christie III

President and Chief Executive Officer

Spirit Airlines, Inc.

2800 Executive Way

Miramar, FL 33025

April 29, 2022

Dear Mr. Gardner and Mr. Christie:

On behalf of JetBlue Airways Corporation (“JetBlue”), we are pleased to submit an update to our proposal dated March 29, 2022 (such proposal, our “March Proposal,” and together with this letter, our “Proposal”) to acquire all of the outstanding common stock of Spirit Airlines, Inc. (“Spirit”) for $33 per share in cash.

Acquiring Spirit has been a strategic objective of JetBlue for many years and, as such, we were disappointed that the Spirit Board of Directors (the “Spirit Board”) elected not to have any discussions with us prior to the announcement of Sprit’s transaction with Frontier Group Holdings, Inc. (“Frontier”). This lack of engagement regrettably resulted in Spirit entering into a transaction with Frontier that clearly does not maximize value for Spirit’s stockholders.

Following the determination of the Spirit Board on April 7, 2022 that our March Proposal could reasonably be likely to lead to a Superior Proposal1, we have been ready, willing and able to work diligently with your team to complete a negotiated transaction. That said, while we appreciate the limited information received to date and time spent by your management team, we have been disappointed by the lack of progress made since submitting our March Proposal, including the fact that you have not facilitated the finalization of a customary clean team agreement, a precursor to completing the limited diligence necessary to deliver to you and your stockholders a finalized “Superior Proposal” for you to accept. By not receiving access to the basic diligence information that was provided to Frontier, and that we requested in order to finalize a proposed transaction, we firmly believe your stockholders are being disadvantaged.

Our legal counsel has spent considerable time discussing with your counsel the outcome of our regulatory analysis and the basis of our conviction in our ability to complete the proposed transaction, summarized below. Despite these discussions, on April 25, 2022, you communicated to us what you described as contractual precursors relating to the regulatory components of our proposal to your willingness to share the diligence information we have requested. Your demands, including a “hell or high water” antitrust commitment, which is unprecedented in airline transactions, and a reverse break-up fee that exceeds almost all precedent transactions, are off-market and contrast starkly to the limited regulatory commitments made by Frontier, a transaction with a similar regulatory profile.

1 As defined in the Agreement and Plan of Merger, dated as of February 5, 2022 (the “Frontier Agreement”), among Top Gun Acquisition Corp., Frontier and Spirit.

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Nonetheless, to be responsive to your expressed concerns regarding JetBlue’s ability to consummate a transaction, we are enclosing a merger agreement (our “Proposed Merger Agreement”) that includes our proposed regulatory efforts covenant, the amount of the reverse break-up fee and those other matters necessary to reflect the terms of our Proposal. The regulatory commitments in our Proposed Merger Agreement represent a significant improvement from those offered by Frontier and demonstrate both our confidence in our ability to obtain the required regulatory approvals, as well as our commitment to deliver substantial value to your stockholders.

We firmly believe these additional terms, as described below, further improve our Proposal, enhancing its already clear superiority to the transaction with Frontier, and provide the Spirit Board with the necessary comfort around the certainty of closing our proposed transaction.

Our Proposal offers Spirit stockholders both superior financial value and greater certainty than the Frontier transaction – we therefore fully expect the Spirit Board to allow us to complete our due diligence, finalize the definitive transaction documentation and conclude that our Proposal is a Superior Proposal. Any different outcome would be puzzling and would deprive your stockholders of the most attractive value creating opportunity available to them. It is inconceivable to us that the Spirit Board would conclude that the Frontier transaction with no regulatory commitments would have greater odds of regulatory approval than our Proposal, given our meaningful regulatory commitment and reverse break-up fee, or that Spirit’s stockholders would prefer the ~$22 per share value2 of the Frontier transaction to our Proposal of $33 per share in cash.

Proposed Merger Agreement with Strong Regulatory Commitments

As our legal counsel and our economists have shared with your advisors over the last few weeks, for the reasons discussed below, we are highly confident that we will obtain the necessary regulatory clearances in approximately the same timeframe from entering into a definitive agreement as the proposed transaction with Frontier. We expect the Spirit Board will take this information into account when assessing our Proposal.

More generally, we disagree with any assessment that our Proposal presents significantly more regulatory risk than the Frontier transaction. To the contrary, a combined JetBlue-Spirit will create a more compelling and viable competitor to the big four carriers that control more than 80% of the U.S. market. Additionally, JetBlue’s entry into new routes triggers fare decreases from legacy airlines that are more significant than those resulting from ultra-low-cost carriers; this phenomenon has been described as the “JetBlue Effect”. Our recent economic analysis shows JetBlue’s presence on a nonstop route decreases legacy fares by ~16%, about three times as much as the presence of an ultra-low-cost carrier on the same route. We believe that JetBlue’s expedited expansion and the resulting net fare decreases, coupled with the demonstrated ease of other ultra- low-cost carriers’ continued expansion and the divestitures we are prepared to undertake, will address any regulatory concerns that the Spirit Board, the regulators, and the courts may have.

In addition:

☒	Both transactions would create the number 5 airline carrier; a combined JetBlue and Spirit would have a 9% market share based on full year 2022 seats compared to 8% for a combined Frontier and Spirit;
☒	JetBlue overlaps with Spirit only on 48 nonstop routes compared to Spirit and Frontier’s overlap on 76 nonstop routes[3]; and
☒	JetBlue has also less overlap in flights, seats, and ASMs than Frontier in the metropolitan areas served by both.[4]

2 Implied value of Frontier transaction of $22.44, based on Frontier’s $10.62 closing share price as of April 28, 2022 and terms of the Frontier Agreement.

3 Based on Q1-Q3 2021 DOT data.

4 Based on full-year data for both 2019 and 2021 based on scheduled flights/seats/ASMs.

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To be responsive, however, to the Spirit Board’s concerns regarding closing certainty, in addition to the superior cash price, our Proposed Merger Agreement includes regulatory commitments consistent with precedent airline transactions that are fundamentally more favorable for Sprit stockholders than those contained in the Frontier Agreement. Importantly, as more fully described in our Proposed Merger Agreement, JetBlue is prepared to agree to the following terms:

☒	Regulatory Covenant: we are willing to commit to use our reasonable best efforts to obtain regulatory approval, with an express obligation to litigate and to divest assets of JetBlue and Spirit up to a material adverse effect on Spirit, with a limited carve-out to this divestiture obligation for actions that would represent a “Burdensome Condition” under JetBlue’s Northeast Alliance; and
☒	Reverse Break-Up Fee: a $200 million reverse break-up fee, representing approximately ~$1.80 per Spirit share, that would become payable to Spirit in the unlikely event our transaction is not consummated for antitrust reasons. This amount represents approximately 8% of Spirit’s share price on February 4, 2022, before the announcement of the Frontier transaction, and approximately 45% of the original premium paid by Frontier.

Both these concessions are far superior compared to those contemplated by the Frontier Agreement, as:

☒	Frontier is not required to undertake any divestitures to obtain the necessary regulatory approvals to close its transaction, despite having greater overlap with Spirit on non-stop routes than JetBlue does, among other regulatory hurdles; and

☒	Frontier is not required to pay a reverse break-up fee if the transaction is not consummated for antitrust reasons.

In addition to these contractual commitments more favorable than those offered by Frontier, in order to address the concerns identified by your counsel, we will proactively offer to the DOJ a remedy package that contemplates the divestiture of all Spirit assets located in New York and Boston so, as a result of the transaction, we do not increase our presence in the airports covered by our Northeast Alliance, as well as gates and related assets at other airports, including Fort Lauderdale.

The absence both of meaningful remedial obligations and a reverse break-up fee in the Frontier Agreement mean that despite obvious hurdles for its own transaction, Frontier, at its own option, could simply decline to make any regulatory concessions and abandon the transaction at no cost (or compensation to Spirit or its stockholders). In stark contrast to the transaction with Frontier, our Proposed Merger Agreement offers Spirit and its stockholders a clear path to completion based on its merits, critical commitments to consummate our proposed transaction according to its terms, and in the unlikely event it is not, financial compensation for Spirit. We firmly believe that it is in the best interest of your stockholders for you to accept our Proposal, which has significantly greater odds of achieving regulatory clearance given the stronger regulatory commitment on our part compared to Frontier.

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Updated Proposal Continues to Represent Superior Value for Spirit Stockholders

Let me also remind you of the superior value that our Proposal offers Spirit stockholders: $33 in cash per common share, which implies a total Equity Value for Spirit of $3.6 billion and an Enterprise Value of $7.3 billion.5 This represents:

☒	a 52%[6] premium to Spirit’s closing share price as of February 4, 2022 (the last trading day prior to Spirit’s announcement of its proposed transaction with Frontier);
☒	a 50%[7] premium to Spirit’s closing share price as of April 4, 2022 (the last trading day before our March Proposal being publicly disclosed); and
☒	a 47%[8] premium to the implied value of the proposed transaction with Frontier on April 28, 2022.

Our Proposal clearly provides superior economic value to the transaction with Frontier, including value certainty and immediate liquidity for your stockholders given the all-cash consideration, and avoids the inherent uncertainty in the Frontier stock-for-stock transaction. The value of Frontier’s stock is subject to significant risks related to the realization of meaningful synergies, complex integration plans, retention of key employees, as well as an industry-wide challenging operating environment and market conditions. The market clearly appreciates these risks, with the value of the Frontier stock declining from $12.39 on February 4, 2022 to $10.62 on April 28, 2022 (a decrease of 14.3%, underperforming the airline index which increased by 4.8%9 over the same period).

The value of the Frontier transaction has declined from $25.83 to $22.44 over the same period, resulting in approximately $370 million of value erosion for the Spirit stockholders. Additionally, having had the opportunity to review the Spirit financial projections underpinning the transaction with Frontier, we believe those projections to be based on unrealistically optimistic assumptions, including, in particular, with respect to personnel attrition and wage inflation. The market more broadly shares our skepticism in the Spirit projections:

☒	Frontier’s and Spirit’s management forecasts for their combined EBITDAR for 2022 and 2023 are higher than analysts’ consensus estimates by approximately 25%;
☒	Since Spirit’s projections were made public in the joint proxy statement/registration statement for the transaction, no analyst increased its forecasts for EBITDAR and the Frontier stock price declined 3.5% on the day, demonstrating how investors are giving little credit to the companies’ forecasts; and
☒	The average target price from analysts covering Frontier has declined by approximately 18% since the announcement of the transaction with Spirit.

The market has no confidence in those projections, gives little credit to future synergies, and significantly discounts the future value creation of the Frontier transaction. We firmly believe that Spirit stockholders would be in a far superior position receiving our riskless, substantial cash premium.

Compelling Strategic Rationale and Unique Opportunity for Spirit Team Members

Despite our questions regarding the projected financial information we have seen, we remain committed to the strong strategic rationale of combining our two businesses: enhanced scale, differentiated customer offering, route expansion, increased relevance of the network, creation of a new strategic hub in Fort Lauderdale and more financial flexibility will allow the combined company to compete with “Big Four” carriers more effectively.

Additionally, the transaction will better position the combined company to tackle the challenges specific to the current environment, such as aircraft and pilot shortages, and elevated cost inflation, which can be mitigated with increased scale. A larger and more flexible network will also enable more reliable and less volatile operations.

5 Assumes fully diluted shares outstanding of approximately 109.5 million per Spirit’s Management; Adj. Net Debt: $3.7 bn, including operating leases; Adj. EBITDAR of $927mm for 2019A.

6 Represents premium over Spirit’s $21.73 closing share price on February 4, 2022.

7 Represents premium over Spirit’s $21.99 closing share price on April 4, 2022.

8 Represents premium over $22.44 implied value of Frontier transaction as of April 28, 2022.

9 Represents performance of US GLOBAL JETS INDEX between February 4 and April 28, 2022.

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We also look forward to onboarding the Spirit Team Members. We expect they will be instrumental in executing the integration following the transaction. A combined JetBlue / Spirit will deploy best practices across the enlarged business, and we would look to select the best-in-class team.

Summary and Next Steps

Our Proposal represents a compelling opportunity for your stockholders to receive a significant premium in cash, with greater value and certainty than the proposed transaction with Frontier. The additional terms of our Proposal, as reflected herein and in the Proposed Merger Agreement, further widen the gap and unequivocally provide superior value and certainty to Spirit stockholders, making our Proposal definitively a Superior Proposal. We strongly believe that accepting our Proposal is in the best interests of your stockholders, and we urge you to consider it in order for them to realize the substantial benefits of our transaction. Any further delay in allowing us access to the limited information we need to complete our diligence will deprive your stockholders of the opportunity to benefit from a transaction that is clearly superior to your current transaction.

We are willing to move swiftly to finalize our proposed transaction and we hope that we can continue to work together to achieve the optimal outcome for your stockholders, customers and Team Members. We expect that the finalization of definitive documentation and confirmatory due diligence, alongside obtaining committed financing, will be completed expeditiously through access to the limited information we originally requested, which we have attached to this letter. We and our advisors remain ready and available to discuss and promptly finalize the terms of our clearly superior proposal.

Given the opportunity to benefit from the significant cash premium and immediate liquidity, we are confident that the Spirit stockholders will embrace our Proposal, as evidenced by the Spirit stock price reaction upon the disclosure of our Proposal on April 5. While we would unquestionably prefer to negotiate a transaction with you, if you continue to refuse to constructively engage with us so that we can deliver this value to your stockholders, we are actively considering all other options available to us.

Other

All information contained herein or related to the contents of this letter, including the terms of our Proposal, are subject to the terms of the Confidentiality Agreement, dated as of April 8, 2022, by and between Spirit and JetBlue. This letter is not intended to be and is not a binding contract between us or an offer by us capable of acceptance, and there will be no legally binding contract or agreement between JetBlue and Spirit regarding a transaction unless and until a definitive agreement is executed and delivered.

Sincerely,

/s/ Robin Hayes

Chief Executive Officer

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